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                   CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

    The undersigned acknowledges that the undersigned is named in the Form SB-2 Registration Statement ("Registration Statement") of The O'Boisie Corporation, an Illinois corporation (the "Company"), being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), as a person who will become a director of the Company following the effectiveness of the Registration Statement. Pursuant to Rule 438 promulgated under the Act, the undersigned hereby consents to the inclusion of the undersigned's name in the Registration Statement as a person about to become a director of the Company.

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
Dated: May 27, 1997                         /s/ STEVEN DEVICK
                                            -------------------------------------------
                                            Steven Devick
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